UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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 FORM 8-K
______________________________________________
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 26, 2025
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Perrigo Company plc

(Exact name of registrant as specified in its charter)
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Commission file number 001-36353

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Sharp Building, Hogan Place, Dublin 2, Ireland D02 TY74
+353 1 7094000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)
________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
    (17 CFR 240.14d-2(b))
☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
        (17 CFR 240.13e-4(c))

Securities Registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, €0.001 par value	PRGO	New York Stock Exchange
4.900% Notes due 2030	PRGO30	New York Stock Exchange
6.125% Notes due 2032	PRGO32A	New York Stock Exchange
5.375% Notes due 2032	PRGO32B	New York Stock Exchange
5.300% Notes due 2043	PRGO43	New York Stock Exchange
4.900% Notes due 2044	PRGO44	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2025, Perrigo Company plc (“Perrigo” or the “Company”) announced it reached agreement with Patrick Lockwood-Taylor to extend his tenure as CEO and President and member of the Board, and the Company, through its US subsidiary Perrigo Company, a Michigan corporation, entered into an amended and restated employment agreement with Mr. Lockwood-Taylor to be effective on February 26, 2025, (the “Employment Agreement”). The Employment Agreement has an initial term of three years ending on June 30, 2028, which is subject to automatic renewal thereafter for one-year periods unless either party provides 90 days’ prior notice of non-renewal. The Agreement provides that Mr. Lockwood-Taylor will be entitled to an annual base salary of $1,240,000 and a target annual bonus opportunity of not less than 125% of his annual base salary (the “Target Annual Bonus”), with the actual amount of the annual bonus ranging from 0% to 200% of the Target Annual Bonus; provided that Mr. Lockwood-Taylor will receive at least 50% of the Target Annual Bonus if the minimum applicable performance metrics are achieved for the applicable fiscal year. He will also be eligible to continue to participate in the Company’s 2019 Long-Term Incentive Plan; provided that annual grants made to Mr. Lockwood-Taylor shall have a grant date fair value of not less than $6,600,000. Mr. Lockwood-Taylor will continue to participate in employee benefit plans in effect from time to time. In addition, the Employment Agreement continues to entitle Mr. Lockwood-Taylor to indemnification to the fullest extent permitted by applicable law and directors’ and officers’ insurance coverage, in each case, to the same extent as other officers and directors of Perrigo.

If Mr. Lockwood-Taylor’s employment is terminated involuntarily by the Company without cause or by Mr. Lockwood-Taylor for good reason (except in the case of his primary place of work being changed to Dublin, Ireland), in either case, other than upon, or within 24 months following, a change in control, he will be entitled to a prorated annual bonus for the year of termination (based on actual performance), cash severance equal to 1.5 times the sum of his annual base salary and target annual bonus opportunity, and payment of the cost of health care continuation coverage for up to 18 months following termination, plus payment of the amount of such costs for up to an additional six months, provided that any payment of health care continuation costs shall cease if Mr. Lockwood-Taylor becomes eligible to receive health care benefits under another employer-provided plan). Mr. Lockwood-Taylor will also be entitled to the continued vesting of any then-outstanding equity incentive awards for 36 months following his termination, with any performance-based awards vesting, if at all, based on actual performance.

If Mr. Lockwood-Taylor’s employment were terminated involuntarily by the Company without cause or by Mr. Lockwood-Taylor for good reason, in either case, upon, or within 24 months following, a change in control, he would be entitled to a prorated annual bonus for the year of termination based on target annual bonus activity, cash severance equal to 2.0 times the sum of his annual base salary and target annual bonus opportunity, paid health care continuation coverage for up to 18 months as described above, and an additional lump sum cash payment equal to the cost of an additional six months of healthcare continuation coverage. Mr. Lockwood-Taylor will also be entitled to the full vesting of any then-outstanding equity incentive awards, with any then-outstanding performance-based equity incentive awards vesting based on “target” levels of achievement of the applicable performance thresholds.

The foregoing severance benefits are subject to Mr. Lockwood-Taylor’s execution of a release of claims in favor of Perrigo. In addition, Mr. Lockwood-Taylor has agreed to comply with (i) a post-termination noncompete covenant and a post-termination nonsolicitation of customers and employees covenant, each of which will endure for 24 months following any termination of employment, (ii) a perpetual confidentiality covenant, and (iii) a perpetual mutual nondisparagement covenant.

The foregoing summary of the Amended and Restated Employment Agreement is qualified in its entirety by the full text thereof, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement, effective as of February 26, 2025, by and between Perrigo Company and Patrick Lockwood-Taylor
104	Cover Page Interactive Data file (embedded within the Inline XBRL document).

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)
PERRIGO COMPANY PLC

		By:	/s/ Charles Atkinson
Dated:	February 26, 2025		Charles Atkinson
Executive Vice President, General Counsel and Secretary